Bayer raises capital of Ernst Schering Foundation by EUR 10 million

Company museum and parts of Schering's art collection to be transferred to the Foundation

Berlin/Leverkusen - In connection with its acquisition of Schering AG, the Leverkusen-based company Bayer AG has increased the capital of the Ernst Schering Foundation by EUR 10 million to EUR 35 million to put the organization's activities on a sustainable basis. Further, the company museum and parts of Schering AG's art collection were transferred to the Ernst Schering Foundation.

"The Ernst Schering Foundation has done impressive work. In recognition of this, we have decided to strengthen this organization, which operates internationally from Berlin, for the future," said Werner Wenning, Chairman of the Board of Management of Bayer AG. "Furthermore, a Foundation of this sort is an excellent fit with our corporate philosophy: social commitment has traditionally been an integral part of Bayer's corporate culture. We currently support more than 300 projects worldwide in the areas of education and research, environmental protection, health and social commitment, sports and cultural activities."

Dr. Hubertus Erlen, Chairman of the Executive Board of Schering AG and Deputy Chairman of the Board of Trustees of the Ernst Schering Foundation, welcomed this decision: "The additional capital opens up new opportunities for the Foundation to broaden its activities. Moreover, bringing together the company's museum and the collection of works by Berlin artists under the aegis of the Foundation underscores its ties to Berlin."

The Ernst Schering Foundation was established in fall 2002 as a logical step in the company's long-standing support for science and the arts. Its work focuses on fostering excellence in life sciences and the arts, especially by providing support for young scientists and artists. Since its formation, it has supported many exhibitions and scientific projects and provided scholarships for a large number of young artists and scientists.

Schering AG's company museum comprises an archive containing more than 50,000 documents and 3,000 museum exhibits which reflect a major part of the scientific, industrial and cultural heritage of Berlin. Transferring the museum to the Foundation means that it will remain accessible to the public.


Berlin/Leverkusen 	July 17, 2006
or/ms         		(2006 - 0357E)


Contacts:

Bayer AG:
Gunter Forneck, phone: + 49 214 30-50446
E-mail: guenter.forneck.gf@bayer-ag.de

Schering AG:
Oliver Renner, phone: + 49 30 468-12431
E-mail: oliver.renner@schering.de

Verena von Bassewitz, phone: + 49 30 468-192206
E-mail: verena.vonbassewitz@schering.de

Schering Foundation:
Dr. Monika Lessl (Science), phone: +49 30-20 62 29 60
E-mail: monika.lessl@scheringstiftung.de

Dr. Ilona Murati-Laebe (Cultural Affairs), phone: +49 30-20 62 29 60 E-mail: ilona.murati-laebe@scheringstiftung.de


Forward-Looking Statements - Bayer AG

This news release contains forward-looking statements based on current assumptions and forecasts made by Bayer Group management. Various known and unknown risks, uncertainties and other factors could lead to material differences between the actual future results, financial situation, development or performance of the company and the estimates given here. These factors include those discussed in our public reports filed with the Frankfurt Stock Exchange and with the U.S. Securities and Exchange Commission (including our Form 20-F).The company assumes no liability whatsoever to update these forward-looking statements or to conform them to future events or developments.

Forward-Looking Statements - Schering AG:

Certain statements in this press release that are neither reported financial results nor other historical information are forward-looking statements, including but not limited to, statements that are predictions of or indicate future events, trends, plans or objectives. Undue reliance should not be placed on such statements because, by their nature, they are subject to known and unknown risks and uncertainties and can be affected by other factors that could cause actual results and Schering AG's plans and objectives to differ materially from those expressed or implied in the forward-looking statements. Certain factors that may cause such differences are discussed in our Form 20-F and Form 6-K reports filed with the U.S. Securities and Exchange Commission. Schering AG undertakes no obligation to update publicly or revise any of these forward-looking statements, whether to reflect new information or future events or circumstances or otherwise.